Offer by

Liberty All-Star® Equity Fund

to Purchase for Cash

Up to 7.5% of Its Outstanding Shares
________________

August 23, 2013

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated August 23, 2013 in connection with the offer by Liberty All-Star® Equity Fund, a Massachusetts business trust (the “Fund”), to purchase for cash up to 7.5% of its outstanding shares of beneficial interest, with no par value (the “Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase and a related Letter of Transmittal (which together constitute the “Offer Documents”).  The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the net asset value per share as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on September 23, 2013, or such later date to which the Offer is extended.

We are the registered holder of record of Shares held for your account.  A tender of such Shares can be made only by us as the registered holder of record and only pursuant to your instructions.  The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.
The purchase price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the net asset value in U.S. dollars per share as determined by the Fund as of the close of ordinary trading on the NYSE on September 23, 2013, unless such date is extended. The current net asset value of the Fund will be calculated daily and may be obtained by calling the Fund at 800-241-1850 (toll free) between the hours of 9:00 a.m. and 5:00 p.m. New York City time, except holidays, or by visiting the Fund’s website at www.all-starfunds.com.

2.	The Offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on Monday, September 23, 2013, unless the Offer is extended.

3.	The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Shares being tendered.

4.
Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares properly tendered (and not properly withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase), provided that the total number of Shares tendered does not exceed 7.5% of the Fund’s outstanding Shares.  In the event that more than 7.5% of the Fund’s outstanding Shares are tendered, the Fund will purchase 7.5% of its outstanding Shares on a pro rata basis, with appropriate rounding adjustments to avoid purchases of fractional Shares.  Holders of Shares should carefully consider the economics involved when tendering Shares in the event that more than 7.5% of the Fund’s outstanding Shares are tendered and not withdrawn, and the Fund purchases the tendered Shares on a pro rata basis.

5.	Any stock transfer taxes applicable to the sale of Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.	No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Shares pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

If you wish to have us tender all or any of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof.  If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.  Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund nor its Board of Trustees (“Board”) is making any recommendation to any holder of Shares as to whether to tender or refrain from tendering Shares in the Offer. Each holder of Shares is urged to read the Offer Documents and accompanying materials carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, or the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering holders of Shares at the same time depending upon when confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by
Liberty All-Star® Equity Fund
to Purchase for Cash
Up to 7.5% of Its Outstanding Shares

The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated August 23, 2013, in connection with the offer by Liberty All-Star® Equity Fund, a Massachusetts business trust, to purchase for cash up to 7.5% of its outstanding shares of beneficial interest without par value (the “Shares”).

This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all the Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be tendered: _____________ Shares* Dated ________________, 2013

SIGN HERE
___________________________________________________

___________________________________________________
Signature(s)
___________________________________________________
Please type or print name(s)
___________________________________________________
Please type or print address
___________________________________________________
Area Code and Telephone Number
___________________________________________________
Taxpayer Identification or Social Security Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Shares.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.
_________
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.